Exhibit 99.1
MiMedx Announces Settlement of VA Pricing Investigation

Settlement Recognizes Company’s Cooperation & Voluntary Disclosure

MARIETTA, Ga., April 6, 2020 -- MiMedx Group, Inc. (OTC PINK: MDXG) (“MiMedx” or the “Company”), an industry leader in advanced wound care and an emerging therapeutic biologics company, today announced that it has finalized a settlement with the Department of Justice (the “DOJ”), resolving an investigation concerning the accuracy of commercial pricing disclosures to the United States Department of Veterans Affairs (the “VA”) for one of the Company’s products in connection with the Company’s Federal Supply Schedule contract, and a related qui tam action filed in Minnesota. The Company self-disclosed the matter to the VA Office of Inspector General (VA-OIG) in November 2018, prior to its knowledge of the qui tam suit or any underlying government investigation and, as DOJ acknowledged in the settlement agreement, the Company cooperated with the government’s investigation into the matter.

Without admitting the allegations the Company has agreed to pay $6.5 million to the DOJ to resolve the matter. The Company previously disclosed that it had accrued an amount to cover the settlement and anticipated related expenses in its recently-released results for the year ended December 31, 2018.

Timothy R. Wright, Chief Executive Officer, commented, “We are happy to have this investigation behind us. Transparency, cooperation and disclosure are enabling us to resolve historical issues and focus our efforts toward the future. This is another important step in that effort.”

About MiMedx

MiMedx® is an industry leader in advanced wound care and an emerging therapeutic biologics company developing and distributing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. The Company processes the human placental tissue utilizing its proprietary PURION® process methodology, among other processes, to produce allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 1.8 million allografts to date. For additional information, please visit www.mimedx.com.

Contact:

Hilary Dixon
Investor Relations & Corporate Communications
770.651.9066
investorrelations@mimedx.com

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